Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Orion Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-174814, 333-218222, and 333-265374) on Forms S-8 of our reports dated March 1, 2024, with respect to the consolidated financial statements of Orion Group Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
March 1, 2024